Exhibit 3.1

AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MOLSON COORS BREWING COMPANY
Molson Coors Brewing Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
A.    The present name of the Corporation is “Molson Coors Brewing Company”, and the name under which the Corporation was originally incorporated was “Adolph Coors Company”. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on August 14, 2003 and was restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2005.
B.    This Amendment to Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
C.    Article FOURTH(b) of the Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following subsection (13) immediately following the end of the current text:
“(13)    Beginning with the first annual meeting of stockholders held after January 1, 2014, if the Corporation is required by Rule 14a-21(a) or any successor rule promulgated under the United States Securities Exchange Act of 1934, as amended, to provide for an advisory vote of its stockholders on a resolution to approve the compensation of the Corporation’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K or any successor item or regulation promulgated under the United States Securities Act of 1933, as amended), then at any such annual meeting of stockholders the Class A Holders and the Class B Holders shall have the right to vote, together as a single class, on an advisory basis on any such resolution.  No other separate class vote of the Class A Holders, the Class B Holders or any other class or series of the Corporation’s capital stock shall be required with respect to any such resolution.  The affirmative vote of a majority of the votes cast by the Class A Holders and the Class B Holders, voting together as a single class, shall be required to approve any such resolution.  As the vote on any such resolution shall be advisory, the outcome of such vote will not be binding on the Corporation or the Board of Directors.”
C.    This Amendment to Restated Certificate of Incorporation shall be effective upon filing.
IN WITNESS WHEREOF, the Corporation has caused this Amendment to Restated Certificate of Incorporation to be signed by E. Lee Reichert, the duly authorized Deputy General Counsel and Assistant Secretary of the Corporation, on June 4, 2013.

/s/ E. Lee Reichert
E. Lee Reichert
Deputy General Counsel and Assistant Secretary